Exhibit 99.1

GUESS?, INC. REPORTS THIRD QUARTER RESULTS

Q3 Fiscal 2019 Revenues Increased 10% to $605 Million; Increased 13% in Constant Currency

Q3 Fiscal 2019 GAAP Net Loss per Share of $0.17, Compared to $0.04 in Q3 Fiscal 2018; Q3 Fiscal 2019 Adjusted EPS of $0.13, Compared to $0.12 in Q3 Fiscal 2018

LOS ANGELES, November 28, 2018 - Guess?, Inc. (NYSE: GES) today reported financial results for its third quarter ended November 3, 2018.

Victor Herrero, Chief Executive Officer, commented, “I am very pleased to report another quarter of strong operating performance with revenue growth of 10% in U.S. dollars and 13% in constant currency, significant growth in adjusted earnings from operations and adjusted operating margin finishing higher than our expectations despite unexpected currency headwinds. I am very encouraged by the overall sales momentum we are experiencing with positive comps in all regions in the third quarter, which speaks to the global strength and relevancy of the Guess brand.”

Mr. Herrero concluded, “This is truly an exciting time for our Company as we continue to execute our turnaround. For this fiscal year, we are planning for positive comps in all regions and expecting every business segment to be profitable; beyond the current year, we still have a lot of growth opportunities in Europe and Asia; the results in the Americas retail business have continued to show improvement; and we see more opportunities to reduce costs, particularly in logistics. More than ever, we remain focused on executing our strategic initiatives which are the pillars of our revenue and profit growth and our 7.5% operating margin goal.”

Adjusted Amounts

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) net (gains) losses on lease terminations, (ii) asset impairment charges, (iii) certain professional service and legal fees and related costs, (iv) charges related to the estimated European Commission fine, (v) the related tax effects of the foregoing items and (vi) revisions to provisional amounts previously recorded related to the enactment of the 2017 Tax Cuts and Jobs Act (the "Tax Reform"), in each case where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

European Commission Matter. As previously disclosed, the Company has been cooperating with the European Commission in its investigation into whether certain of the Company’s business practices and agreements may have violated European competition rules. During the third quarter of fiscal 2019, the Company determined that it is likely to reach an agreement with the European Commission that is expected to result in a fine ranging from €37.0 million to €40.6 million ($42.4 million to $46.6 million). The Company has already made certain changes to its business practices and agreements in response to these proceedings, and the Company believes that such changes have not had, and will not have, a material impact on its ongoing business operations within the European Union. No further modifications to the Company’s business practices and agreements related to these proceedings are anticipated. During the three months ended November 3, 2018, the Company recorded an estimated charge related to this matter of €37.0 million ($42.4 million), or a negative impact of $0.52 per share.

Change in Provisional Amounts Recorded for Tax Reform. During the third quarter of fiscal 2019, the Company completed the preparation of its U.S. federal tax return for fiscal 2018 and concluded, based on the additional information that has become available, that no transition tax is due with respect to the Tax Reform. As a result, during the three months ended November 3, 2018, the Company reversed provisional amounts initially recorded during the three months ended February 3, 2018 and recorded a benefit of $19.6 million, or a positive impact of $0.24 per share.

Third Quarter Fiscal 2019 Results

For the third quarter of fiscal 2019, the Company recorded GAAP net loss of $13.4 million, a 370.0% increase compared to $2.9 million for the third quarter of fiscal 2018. GAAP diluted loss per share increased 325.0% to $0.17 for the third quarter of fiscal 2019, compared to $0.04 for the prior-year quarter. The Company estimates that currency had a negative impact on diluted earnings per share of $0.02 in the third quarter of fiscal 2019.

For the third quarter of fiscal 2019, the Company recorded adjusted net earnings of $10.6 million, a 1.6% increase compared to $10.4 million for the third quarter of fiscal 2018. Adjusted diluted earnings per share increased 8.3% to $0.13, compared to $0.12 for the prior-year quarter.

Net Revenue. Total net revenue for the third quarter of fiscal 2019 increased 10.3% to $605.4 million, compared to $549.0 million in the prior-year quarter. In constant currency, net revenue increased by 13.1%.

•	Americas Retail revenues decreased 0.1% in U.S. dollars and increased 1.1% in constant currency. Retail comp sales including e-commerce increased 3% in U.S. dollars and 4% in constant currency.

•	Americas Wholesale revenues increased 15.5% in U.S. dollars and 18.2% in constant currency.

•	Europe revenues increased 14.8% in U.S. dollars and 19.8% in constant currency. Retail comp sales including e-commerce increased 8% in U.S. dollars and 12% in constant currency.

•	Asia revenues increased 20.4% in U.S. dollars and 21.8% in constant currency. Retail comp sales including e-commerce increased 8% in U.S. dollars and 9% in constant currency.

•	Licensing revenues increased 7.4% in U.S. dollars and constant currency.

Operating Loss. GAAP loss from operations for the third quarter of fiscal 2019 increased 5,119.7% to $21.5 million (including a $1.3 million unfavorable currency translation impact), compared to $0.4 million in the prior-year quarter. GAAP operating margin in the third quarter decreased 350 basis points to negative 3.6%, compared to negative 0.1% in the prior-year quarter, driven primarily by the charges related to the estimated European Commission fine and higher distribution costs related to the relocation of the Company’s European distribution center, partially offset by the favorable impact from higher European wholesale shipments and lower markdowns in Americas Retail. The positive impact of currency on operating margin for the quarter was approximately 20 basis points.

For the third quarter of fiscal 2019, adjusted earnings from operations increased 70.1% to $22.3 million, compared to $13.1 million in the same prior-year quarter. Adjusted operating margin was 3.7%, an increase of 130 basis points compared to the same prior-year quarter.

•
Operating margin for the Company’s Americas Retail segment improved 330 basis points to 2.0% in the third quarter of fiscal 2019, compared to negative 1.3% in the prior-year quarter, driven primarily by the favorable impact from lower markdowns, positive sales comps and negotiated rent reductions, partially offset by higher store selling expenses.

•
Operating margin for the Company’s Americas Wholesale segment improved 90 basis points to 19.7% in the third quarter of fiscal 2019, from 18.8% in the prior-year quarter, due primarily to higher gross margins.

•
Operating margin for the Company’s Europe segment decreased 120 basis points to 2.9% in the third quarter of fiscal 2019, from 4.1% in the prior-year quarter, driven primarily by the higher distribution costs related to the relocation of the Company’s European distribution center, partially offset by overall leveraging of expenses resulting from higher wholesale shipments.

•
Operating margin for the Company’s Asia segment decreased 180 basis points to 2.2% in the third quarter of fiscal 2019, from 4.0% in the prior-year quarter, driven primarily by unfavorable country mix.

•	Operating margin for the Company’s Licensing segment decreased 100 basis points to 87.4% in the third quarter of fiscal 2019, compared to 88.4% in the prior-year quarter.

Other expense, net, was $5.8 million for the third quarter of fiscal 2019, which primarily includes unrealized losses on non-operating assets and net realized mark-to-market revaluation losses on foreign currency balances, partially offset by realized mark-to-market revaluation gains on foreign exchange currency contracts, compared to other income, net, of $2.2 million in the prior-year quarter.

Nine-Month Period Results

For the nine months ended November 3, 2018, the Company recorded GAAP net loss of $9.1 million, compared to $8.9 million for the nine months ended October 28, 2017. GAAP diluted loss per share was $0.12 for the nine months ended November 3, 2018 and for the same prior-year period. The Company estimates there was no significant impact of currency on GAAP diluted loss per share for the nine months ended November 3, 2018.

For the nine months ended November 3, 2018, the Company recorded adjusted net earnings of $22.2 million, compared to $7.1 million for the nine months ended October 28, 2017. Adjusted diluted earnings per share increased 237.5% to $0.27, compared to $0.08 for the prior-year period.

Net Revenue. Total net revenue for the first nine months of fiscal 2019 increased 12.8% to $1.77 billion, compared to $1.57 billion in the same prior-year period. In constant currency, net revenue increased by 11.2%.

•	Americas Retail revenues decreased 1.2% in U.S. dollars and 1.0% in constant currency. Retail comp sales including e-commerce increased 3% in U.S. dollars and constant currency.

•	Americas Wholesale revenues increased 11.8% in U.S. dollars and 12.8% in constant currency.

•	Europe revenues increased 20.2% in U.S. dollars and 16.9% in constant currency. Retail comp sales including e-commerce increased 9% in U.S. dollars and 5% in constant currency.

•	Asia revenues increased 27.9% in U.S. dollars and 25.1% in constant currency. Retail comp sales including e-commerce increased 16% in U.S. dollars and 13% in constant currency.

•	Licensing revenues increased 16.0% in U.S. dollars and constant currency.

Operating Loss. GAAP operating loss for the first nine months of fiscal 2019 was $14.5 million (including a $5.6 million unfavorable currency translation impact), compared to $1.6 million in the same prior-year period. GAAP operating margin in the first nine months of fiscal 2019 decreased 70 basis points to negative 0.8%, compared to negative 0.1% in the prior-year period, driven primarily by the charges related to the estimated European Commission fine and higher distribution costs related to the relocation of the Company’s European distribution center, partially offset by lower markdowns in Americas Retail. The negative impact of currency on operating margin for the first nine months of fiscal 2019 was approximately 10 basis points.

For the nine months ended November 3, 2018, adjusted earnings from operations increased 143.3% to $38.7 million, compared to $15.9 million for the nine months ended October 28, 2017. Adjusted operating margin was 2.2% for the nine months ended November 3, 2018, an increase of 120 basis points compared to the same prior-year period.

•
Operating margin for the Company’s Americas Retail segment improved 560 basis points to 0.7% in the first nine months of fiscal 2019, compared to negative 4.9% in the same prior-year period, driven primarily by the favorable impact from lower markdowns, negotiated rent reductions and positive sales comps.

•
Operating margin for the Company’s Americas Wholesale segment decreased 120 basis points to 17.0% in the first nine months of fiscal 2019, from 18.2% in the same prior-year period. The decrease in operating margin was due primarily to lower gross margins driven primarily by the liquidation of aged inventory.

•
Operating margin for the Company’s Europe segment decreased 360 basis points to 2.3% in the first nine months of fiscal 2019, from 5.9% in the same prior-year period. This decrease was driven primarily by higher distribution costs related to the relocation of the Company’s European distribution center.

•
Operating margin for the Company’s Asia segment improved 10 basis points to 3.0% in the first nine months of fiscal 2019, compared to 2.9% in the same prior-year period. The improvement in operating margin was driven primarily by higher gross margins due mainly to overall leveraging of occupancy costs, partially offset by the unfavorable country mix.

•	Operating margin for the Company’s Licensing segment improved 140 basis points to 88.1% in the first nine months of fiscal 2019, compared to 86.7% in the same prior-year period.

Other expense, net, was $7.1 million for the first nine months of fiscal 2019, which primarily includes net unrealized and realized mark-to-market revaluation losses on foreign currency balances and unrealized losses on non-operating assets, partially offset by net unrealized and realized mark-to-market revaluation gains on foreign exchange currency contracts, compared to other income, net, of $1.9 million in the prior-year period.
Impact from Adoption of New Revenue Recognition Standard

The Company adopted a comprehensive new revenue recognition standard during the first quarter of fiscal 2019 under a modified retrospective method that does not restate prior periods to be comparable to the current period presentation. The adoption of this guidance primarily impacted the presentation of advertising contributions received from the Company’s licensees and the related advertising expenditures incurred by the Company. Under previous guidance, the Company recorded advertising contributions received from its licensees and the related advertising expenditures incurred by the Company on a net basis in its consolidated balance sheet. To the extent that the advertising contributions exceeded the Company’s advertising expenditures for its licensees, the excess contribution was treated as a deferred liability and was included in accrued expenses in the Company’s consolidated balance sheet. Under the new revenue recognition standard, advertising contributions and related advertising expenditures related to the Company’s licensing business are recorded on a gross basis. This resulted in an increase in net royalty revenue within the Company’s Licensing segment of approximately $2.7 million, as well as an increase in selling, general and administrative expenses in our Licensing, Americas Retail and Americas Wholesale segments and corporate overhead of $0.3 million, $1.0 million, $0.6 million and $0.6 million, respectively, during the three months ended November 3, 2018 compared to the same prior-year quarter. The net impact was an approximately $0.2 million reduction in loss from operations for the three months ended November 3, 2018. During the nine months ended November 3, 2018, this resulted in an increase in net royalty revenue within the Company’s Licensing segment of approximately $7.1 million, as well as an increase in selling, general and administrative expenses in our Licensing, Americas Retail and Americas Wholesale segments and corporate overhead of $0.7 million, $3.3 million, $1.5 million, and $1.7 million, respectively, compared to the same prior-year period. The net impact was an approximately $0.1 million increase in loss from operations for the nine months ended November 3, 2018.

Dividends

The Company’s Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on January 2, 2019 to shareholders of record at the close of business on December 12, 2018.

Outlook

The Company’s expectations for the fourth quarter ending February 2, 2019 and its updated outlook for the fiscal year ending February 2, 2019 are as follows:

Outlook for Total Company[1]

	Fourth Quarter of Fiscal 2019	Fiscal Year 2019

Consolidated net revenue in U.S. dollars	increase between 4.0% and 6.0%	increase between 10% and 10.5%

Consolidated net revenue in constant currency[2]	increase between 7.5% and 9.5%	increase between 10% and 10.5%

Estimated impact of fiscal 2018 extra week on consolidated net revenue[3]	decrease of 2.5%	decrease of 1.0%

GAAP operating margin	9.5% to 10.0%	2.5% to 2.8%

Adjusted operating margin[4]	9.5% to 10.0%	4.5% to 4.8%

Currency impact included in operating margin[5]	10 basis points	(10) basis points

GAAP EPS	$0.69 to $0.76	$0.57 to $0.64

Adjusted EPS[4]	$0.69 to $0.76	$0.96 to $1.03

Estimated impact of fiscal 2018 extra week on fiscal 2018 EPS[3]	$0.03	$0.03

Currency impact included in EPS[5]	$0.01	$0.01

Notes:
1	The Company’s outlook for the fourth quarter and fiscal year ending February 2, 2019 assumes that foreign currency exchange rates remain at prevailing rates.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

3
The Company’s fourth quarter of fiscal 2019 will include 13 weeks, while the fourth quarter of fiscal 2018 included 14 weeks. The Company’s fiscal year 2019 will include 52 weeks, while fiscal year 2018 included 53 weeks.

4
The adjusted operating margin and adjusted EPS guidance for the fiscal year 2019 reflect the exclusion of certain items which the Company believes are not indicative of the underlying performance of its business. Refer to the table below for a reconciliation of our GAAP and adjusted outlook.

5	Represents the estimated translational and transactional gains (losses) of foreign currency rate fluctuations within operating margin and EPS measures presented.

A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP earnings per share to adjusted earnings per share for the fourth quarter and the fiscal year ending February 2, 2019 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook

		Fourth Quarter of Fiscal 2019	Fiscal Year 2019

GAAP operating margin		9.5% to 10.0%	2.5% to 2.8%
	Net gains on lease terminations[1]	—	0.0%
	Asset impairment charges[2]	—	0.2%
	Certain professional service and legal fees and related costs[3]	—	0.2%
	Estimated European Commission fine[4]	—	1.6%

Adjusted operating margin		9.5% to 10.0%	4.5% to 4.8%

GAAP earnings per share		$0.69 to $0.76	$0.57 to $0.64
	Net gains on lease terminations[1]	—	$0.00
	Asset impairment charges[2]	—	$0.05
	Certain professional service and legal fees and related costs[3]	—	$0.06
	Estimated European Commission fine[4]	—	$0.52
	Change in provisional amount recorded related to Tax Reform[5]	—	$(0.24)

Adjusted earnings per share		$0.69 to $0.76	$0.96 to $1.03

Notes:
1
Amounts for the full fiscal year include net gains on lease terminations recorded during the nine months ended November 3, 2018 related primarily to the early termination of certain lease agreements in North America.

2
Amounts for the full fiscal year include asset impairment charges for certain retail locations recognized during the nine months ended November 3, 2018 that resulted from store under-performance and expected store closures. The adjusted results do not assume any additional asset impairment charges as the Company has recorded amounts currently anticipated under GAAP.

3
Amounts for the full fiscal year include certain professional service and legal fees and related costs recognized during the nine months ended November 3, 2018 which the Company otherwise would not have incurred as part of its business operations. The Company is unable to predict future amounts as these expenditures are inconsistent in amount and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges in the accompanying GAAP outlook.

4
Amounts for the full fiscal year include a charge of €37.0 million ($42.4 million) recorded during the three months ended November 3, 2018 related to the estimated European Commission fine. The Company determined that the fine, when received, is likely to range from €37.0 million to €40.6 million ($42.4 million to $46.6 million). The adjusted results do not assume any additional charges for the fourth quarter of fiscal 2019 as the Company has recorded amounts currently anticipated under GAAP. However, the actual fine administered could be higher than the amount the Company has estimated and additional charges could be incurred in the future.

5
Amounts for the full fiscal year include the impact of revisions to the provisional amounts previously recorded related to impact of the Tax Reform, and recorded income tax benefits of $19.6 million. The Company will continue to refine such amounts within the measurement period allowed if and when additional interpretations are issued. As such, the adjusted results do not assume any additional changes to these amounts.

On a segment basis, the Company expects the following ranges for percentage changes for comparable sales including e-commerce (“comps”) and net revenue in U.S. dollars and constant currency compared to the same prior-year period:

Outlook by Segment[1]

	Fourth Quarter of Fiscal 2019		Fiscal Year 2019

	U.S. Dollars	Constant Currency[2]	U.S. Dollars	Constant Currency[2]

Americas Retail:
Comps	__	up LSD	__	up LSD
Net Revenue	down LSD	down LSD	down LSD	down LSD

Americas Wholesale:
Net Revenue	up LSD to MSD	up LSD to MSD	up HSD to LDD	up LDD

Europe:
Comps	__	up LSD to MSD	__	up LSD
Net Revenue	up MSD to HSD	up low-teens	up mid-teens	up mid-teens

Asia:
Comps	__	up mid-teens	__	up low-teens to mid-teens
Net Revenue	up high-teens to low-twenties	up low-twenties to mid-twenties	up mid-twenties	up mid-twenties

Licensing:
Net Revenue[3]	down MSD to flat	__	up LDD	__

Notes:
1
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.
3
Our outlook includes the impacts of changes resulting from the prospective adoption of the revenue accounting standard in the first quarter of fiscal 2019. Excluding this impact, our guidance for Licensing net revenue would have been down in the low-teens to high-single digits for the fourth quarter of fiscal 2019 and down in the low-single digits for fiscal year 2019.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For the three and nine months ended November 3, 2018, the adjusted results exclude the impact of net gains on lease terminations, asset impairment charges, certain professional service and legal fees and related costs, charges related to the estimated European Commission fine, the tax effects of these adjustments, and the revisions to provisional amounts previously recorded related to the enactment of the Tax Reform, in each case where applicable. For the three and nine months ended October 28, 2017, the adjusted results exclude the impact of net losses on lease terminations, asset impairment charges, and the related tax impact, where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual and forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under capital leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under capital leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on November 28, 2018 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of November 3, 2018, the Company directly operated 1,108 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 584 additional retail stores worldwide. As of November 3, 2018, the Company and its licensees and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects, business strategies and strategic initiatives; statements expressing optimism or pessimism about future operating results, our turn-around, growth opportunities and projected sales (including comparable sales), earnings, capital expenditures, operating margins, cost reduction opportunities and cash needs; and guidance for the fourth quarter and full year of fiscal 2019, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “see” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; our ability to successfully or timely implement plans for cost reductions; our ability to complete the transfer of our European distribution center without incurring additional shipment delays and/or increased costs; our ability to attract and retain key personnel; changes to our short or long-term strategic initiatives; obligations or changes in estimates arising from new or existing litigation, tax and other regulatory proceedings (including the European Commission proceeding initiated during the second quarter of fiscal 2018 to investigate whether the Company breached certain European Union competition rules); risks related to the complexity of the Tax Reform and our ability to accurately interpret and predict its impact on our cash flows and financial condition; significant changes in our provisional estimates related to the Tax Reform; changes in U.S. or foreign tax or tariff policy, including with respect to apparel and other accessory merchandise; accounting adjustments identified after issuance of this release; risk of future store asset and/or goodwill impairments or restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Loss
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	November 3, 2018		October 28, 2017		November 3, 2018		October 28, 2017
	$	%	$	%[1]	$	%	$	%[1]

Product sales	$583,121	96.3%	$528,209	96.2%	$1,710,788	96.5%	$1,518,323	96.6%
Net royalties[1]	22,286	3.7%	20,744	3.8%	61,779	3.5%	53,267	3.4%
Net revenue[1]	605,407	100.0%	548,953	100.0%	1,772,567	100.0%	1,571,590	100.0%

Cost of product sales[1]	385,264	63.6%	357,844	65.2%	1,139,055	64.3%	1,037,812	66.0%

Gross profit	220,143	36.4%	191,109	34.8%	633,512	35.7%	533,778	34.0%

Selling, general and administrative expenses[2]	197,943	32.8%	178,009	32.4%	600,731	33.8%	517,871	33.0%
European Commission fine	42,428	7.0%	—	—%	42,428	2.4%	—	—%
Asset impairment charges	1,277	0.2%	2,018	0.4%	5,017	0.3%	6,013	0.4%
Net (gains) losses on lease terminations	—	—%	11,494	2.1%	(152)	(0.0%)	11,494	0.7%

Loss from operations[2]	(21,505)	(3.6%)	(412)	(0.1%)	(14,512)	(0.8%)	(1,600)	(0.1%)

Other income (expense):
Interest expense	(784)	(0.1%)	(684)	(0.1%)	(2,386)	(0.1%)	(1,642)	(0.1%)
Interest income	783	0.1%	891	0.2%	2,892	0.2%	3,022	0.2%
Other income (expense), net[2]	(5,810)	(0.9%)	2,216	0.4%	(7,064)	(0.5%)	1,935	0.1%

Earnings (loss) before income tax expense (benefit)	(27,316)	(4.5%)	2,011	0.4%	(21,070)	(1.2%)	1,715	0.1%

Income tax expense (benefit)	(14,500)	(2.4%)	3,673	0.7%	(13,001)	(0.7%)	8,723	0.6%

Net loss	(12,816)	(2.1%)	(1,662)	(0.3%)	(8,069)	(0.5%)	(7,008)	(0.5%)

Net earnings attributable to noncontrolling interests	626	0.1%	1,198	0.2%	1,064	0.0%	1,926	0.1%

Net loss attributable to Guess?, Inc.	$(13,442)	(2.2%)	$(2,860)	(0.5%)	$(9,133)	(0.5%)	$(8,934)	(0.6%)

Net loss per common share attributable to common stockholders:

Basic	$(0.17)		$(0.04)		$(0.12)		$(0.12)
Diluted	$(0.17)		$(0.04)		$(0.12)		$(0.12)

Weighted average common shares outstanding attributable to common stockholders:

Basic	80,189		82,390		80,067		82,599
Diluted	80,189		82,390		80,067		82,599

Effective tax rate	53.1%		182.6%		61.7%		508.6%

Adjusted selling, general and administrative expenses[2,3]:	$197,864	32.7%	$178,009	32.4%	$594,817	33.6%	$517,871	33.0%

Adjusted earnings from operations[2,3]:	$22,279	3.7%	$13,100	2.4%	$38,695	2.2%	$15,907	1.0%

Adjusted net earnings attributable to Guess?, Inc.[3]:	$10,552	1.7%	$10,390	1.9%	$22,175	1.3%	$7,090	0.4%

Adjusted diluted earnings per common share attributable to common stockholders[3]:	$0.13		$0.12		$0.27		$0.08

Adjusted effective tax rate[3]:	32.1%		25.3%		27.7%		53.1%

Notes:
1
During the fourth quarter of fiscal 2018, the Company reclassified net royalties received on the Company’s inventory purchases of licensed product from net revenue to cost of product sales to reflect its treatment as a reduction of the cost of such licensed product. Accordingly, amounts related to net royalties, net revenue and cost of product sales for the three and nine months ended October 28, 2017 have been adjusted to conform to the current period presentation. This reclassification had no impact on previously reported gross profit, loss from operations, net loss or net loss per share.

2
During the first quarter of fiscal 2019, the Company adopted new authoritative guidance which requires that the non-service components of net periodic defined benefit pension cost be presented outside of earnings (loss) from operations. Accordingly, the Company reclassified approximately $0.5 million and $1.6 million, respectively, from selling, general and administrative expenses to other expense, net, for the three and nine months ended October 28, 2017 to conform to the current period presentation. This reclassification had no impact on previously reported net loss or net loss per share.

3
The adjusted results for the three and nine months ended November 3, 2018 reflect the exclusion of net gains on lease terminations, asset impairment charges, certain professional service and legal fees and related costs, charges related to the estimated European Commission fine, and the related tax impacts that were recorded, where applicable, as well as revisions to the provisional amounts previously recorded related to the Tax Reform. The adjusted results for the three and nine months ended October 28, 2017 reflect the exclusion of asset impairment charges and net losses on lease terminations and the related tax impact, where applicable. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP loss from operations to adjusted earnings from operations, reported GAAP net loss attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. and reported GAAP income tax expense (benefit) to adjusted income tax expense for the three and nine months ended November 3, 2018 and October 28, 2017.

	Three Months Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017

Reported GAAP selling, general and administrative expenses	$197,943	$178,009	$600,731	$517,871
Certain professional service and legal fees and related costs[1]	(79)	—	(5,914)	—

Adjusted selling, general and administrative expenses	$197,864	$178,009	$594,817	$517,871

Reported GAAP loss from operations	$(21,505)	$(412)	$(14,512)	(1,600)
Certain professional service and legal fees and related costs[1]	79	—	5,914	—
Estimated European Commission fine[2]	42,428	—	42,428	—
Net (gains) losses on lease terminations[3]	—	11,494	(152)	11,494
Asset impairment charges[4]	1,277	2,018	5,017	6,013

Adjusted earnings from operations	$22,279	$13,100	$38,695	$15,907

Reported GAAP net loss attributable to Guess?, Inc.	$(13,442)	$(2,860)	$(9,133)	$(8,934)
Certain professional service and legal fees and related costs[1]	79	—	5,914	—
Estimated European Commission fine[2]	42,428	—	42,428	—
Net (gains) losses on lease terminations[3]	—	11,494	(152)	11,494
Asset impairment charges[4]	1,277	2,018	5,017	6,013
Income tax adjustments[5]	(239)	(262)	(2,348)	(1,483)
Change in provisional amount recorded related to Tax Reform[6]	(19,551)	—	(19,551)	—

Total adjustments affecting net earnings attributable to Guess?, Inc.	23,994	13,250	31,308	16,024

Adjusted net earnings attributable to Guess?, Inc.	$10,552	$10,390	$22,175	$7,090

Reported GAAP income tax expense (benefit)	$(14,500)	$3,673	$(13,001)	$8,723
Income tax adjustments[5]	239	262	2,348	1,483
Change in provisional amount recorded related to Tax Reform[6]	19,551	—	19,551	—

Adjusted income tax expense	$5,290	$3,935	$8,898	$10,206

Adjusted effective tax rate	32.1%	25.3%	27.7%	53.1%

Notes:
1
During the three and nine months ended November 3, 2018, the Company recorded certain professional service and legal fees and related costs, which it otherwise would not have incurred as part of its business operations.

2
During the quarter ended November 3, 2018, the Company recognized a charge of €37.0 million ($42.4 million) related to an estimated fine expected to be imposed on the Company by the European Commission related to its inquiry concerning potential violations of European Union competition rules by the Company.

3
During the nine months ended November 3, 2018, the Company recorded net gains on lease terminations and during the three and nine months ended October 28, 2017, the Company recorded net losses on lease terminations related primarily to the early termination of certain lease agreements in North America.

4
During the three and nine months ended November 3, 2018 and October 28, 2017, the Company recognized asset impairment charges for certain retail locations resulting from under-performance and expected store closures.

5
The income tax effect of the net gains (losses) on lease terminations, asset impairment charges and certain professional service and legal fees and related costs, and estimated European Commission fine was based on the Company’s assessment of deductibility using the statutory tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

6	During the quarter ended November 3, 2018, the Company revised the provisional amounts previously recorded related to impact of the Tax Reform, and recorded income tax benefits of $19.6 million.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

		Three Months Ended			Nine Months Ended
		November 3, 2018	October 28, 2017	% change	November 3, 2018	October 28, 2017	% change

Net revenue:
	Americas Retail	$186,925	$187,021	(0%)	$555,390	$561,903	(1%)
	Americas Wholesale	52,698	45,636	15%	127,630	114,151	12%
	Europe	254,037	221,230	15%	771,470	641,833	20%
	Asia	89,461	74,322	20%	256,298	200,436	28%
	Licensing[1]	22,286	20,744	7%	61,779	53,267	16%
	Total net revenue[1]	$605,407	$548,953	10%	$1,772,567	$1,571,590	13%

Earnings (loss) from operations:
	Americas Retail[2]	$3,799	$(2,414)	257%	$3,701	$(27,550)	113%
	Americas Wholesale[2]	10,392	8,562	21%	21,743	20,783	5%
	Europe[2,3]	7,410	9,095	(19%)	17,608	38,147	(54%)
	Asia[2]	1,938	2,954	(34%)	7,637	5,734	33%
	Licensing[2]	19,485	18,346	6%	54,408	46,196	18%
	Total segment earnings from operations[3]	43,024	36,543	18%	105,097	83,310	26%

	Corporate overhead[3]	(20,824)	(23,443)	(11%)	(72,316)	(67,403)	7%
	Estimated European Commission fine[4]	(42,428)	—		(42,428)	—
	Net gains (losses) on terminations	—	(11,494)		152	(11,494)
	Asset impairment charges	(1,277)	(2,018)		(5,017)	(6,013)
	Total loss from operations[3,5]	$(21,505)	$(412)	(5,120%)	$(14,512)	$(1,600)	(807%)

Operating margins:
	Americas Retail[2]	2.0%	(1.3%)		0.7%	(4.9%)
	Americas Wholesale[2]	19.7%	18.8%		17.0%	18.2%
	Europe[2,3]	2.9%	4.1%		2.3%	5.9%
	Asia[2]	2.2%	4.0%		3.0%	2.9%
	Licensing[1,2]	87.4%	88.4%		88.1%	86.7%

	GAAP operating margin for total Company[1,3]	(3.6%)	(0.1%)		(0.8%)	(0.1%)
	Net gains (losses) on terminations	—%	2.1%		(0.0%)	0.7%
	Asset impairment charges	0.2%	0.4%		0.3%	0.4%
	Estimated European Commission fine[4]	7.0%	—%		2.4%	—%
	Certain professional service and legal fees and related costs[5]	0.1%	—%		0.3%	—%

	Adjusted operating margin for total Company[1,3,4,5]	3.7%	2.4%		2.2%	1.0%

Notes:
1
During the fourth quarter of fiscal 2018, the Company reclassified net royalties received on the Company’s inventory purchases of licensed product from net revenue to cost of product sales to reflect its treatment as a reduction of the cost of such licensed product. Accordingly, net revenue for the three and nine months ended October 28, 2017 have been adjusted to conform to the current period presentation. This reclassification had no impact on previously reported loss from operations.

2
During the first quarter of fiscal 2019, the Company changed the segment accountability for funds received from licensees on the Company’s purchases of its licensed products. These amounts were treated as a reduction of cost of product sales within the Licensing segment but now are considered in the results of the segments that control the respective purchases for purposes of segment performance evaluation. Accordingly, segment results for the three and nine months ended October 28, 2017 have been adjusted to conform to the current period presentation.

3
During the first quarter of fiscal 2019, the Company adopted new authoritative guidance which requires that the non-service components of net periodic defined benefit pension cost be presented outside of earnings (loss) from operations. Accordingly, loss from operations and segment results for the three and nine months ended October 28, 2017 have been adjusted to conform to the current period presentation.

4
During the quarter ended November 3, 2018, the Company recognized a charge of €37.0 million ($42.4 million) related to an estimated fine expected to be imposed on the Company by the European Commission related to its inquiry concerning potential violations of certain European Union competition rules by the Company.

5
During the three and nine months ended November 3, 2018, the Company recorded certain professional service and legal fees and related costs, which it otherwise would not have incurred as part of its business operations.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	November 3, 2018			October 28, 2017	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$186,925	$2,156	$189,081	$187,021	(0%)	1%
Americas Wholesale	52,698	1,247	53,945	45,636	15%	18%
Europe	254,037	11,059	265,096	221,230	15%	20%
Asia	89,461	1,069	90,530	74,322	20%	22%
Licensing[1]	22,286	—	22,286	20,744	7%	7%
Total net revenue[1]	$605,407	$15,531	$620,938	$548,953	10%	13%

	Nine Months Ended
	November 3, 2018			October 28, 2017	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$555,390	$800	$556,190	$561,903	(1%)	(1%)
Americas Wholesale	127,630	1,088	128,718	114,151	12%	13%
Europe	771,470	(21,156)	750,314	641,833	20%	17%
Asia	256,298	(5,519)	250,779	200,436	28%	25%
Licensing[1]	61,779	—	61,779	53,267	16%	16%
Total net revenue[1]	$1,772,567	$(24,787)	$1,747,780	$1,571,590	13%	11%

Notes:
1
During the fourth quarter of fiscal 2018, the Company reclassified net royalties received on the Company’s inventory purchases of licensed product from net revenue to cost of product sales to reflect its treatment as a reduction of the cost of such licensed product. Accordingly, net revenue for the three and nine months ended October 28, 2017 has been adjusted to conform to the current period presentation.

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	November 3, 2018	February 3, 2018	October 28, 2017

ASSETS

Cash and cash equivalents	$138,922	$367,441	$233,089

Receivables, net	286,106	259,996	236,659

Inventories	548,517	428,304	477,177

Other current assets	109,178	52,964	59,658

Property and equipment, net	297,173	294,254	283,197

Restricted cash	532	241	225

Other assets	243,718	252,434	263,507

Total Assets	$1,624,146	$1,655,634	$1,553,512

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of capital lease obligations and borrowings	$3,538	$2,845	$2,121

Other current liabilities	557,126	465,000	387,821

Long-term debt and capital lease obligations	36,254	39,196	38,781

Other long-term liabilities	191,869	209,528	179,220

Redeemable and nonredeemable noncontrolling interests	18,461	22,246	19,228

Guess?, Inc. stockholders’ equity	816,898	916,819	926,341

Total Liabilities and Stockholders’ Equity	$1,624,146	$1,655,634	$1,553,512

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	November 3, 2018	October 28, 2017

Net cash used in operating activities	$(46,915)	$(34,202)

Net cash used in investing activities	(83,231)	(68,626)

Net cash used in financing activities	(78,279)	(82,316)

Effect of exchange rates on cash, cash equivalents and restricted cash	(19,803)	20,808

Net change in cash, cash equivalents and restricted cash	(228,228)	(164,336)

Cash, cash equivalents and restricted cash at the beginning of the year	367,682	397,650

Cash, cash equivalents and restricted cash at the end of the period	$139,454	$233,314

Supplemental information:

Depreciation and amortization	$50,399	$46,769

Rent	$223,880	$198,844

Non-cash investing and financing activity:

Assets acquired under capital lease obligations[1]	$1,172	$18,042

Notes:
1
During the second quarter of fiscal 2019, the Company entered into a capital lease for $1.2 million related primarily to computer hardware and software. During the second quarter of fiscal 2018, the Company began the relocation of its European distribution center to the Netherlands. As a result, the Company entered into a capital lease of $16.0 million for equipment used in the new facility. During the second quarter of fiscal 2018, the Company also entered into a capital lease for $1.5 million related primarily to computer hardware and software.

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(in thousands)

	Nine Months Ended
	November 3, 2018	October 28, 2017

Net cash used in operating activities	$(46,915)	$(34,202)

Less: Purchases of property and equipment	(74,890)	(65,345)

Less: Payments for property and equipment under capital leases	(964)	(171)

Free cash flow	$(122,769)	$(99,718)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	As of November 3, 2018
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	298	296	2	1	—	1
Canada	89	89	—	—	—	—
Central and South America	103	65	38	27	27	—

Total Americas	490	450	40	28	27	1

Europe and the Middle East	687	460	227	39	39	—
Asia and the Pacific	515	198	317	365	174	191

Total	1,692	1,108	584	432	240	192

	As of October 28, 2017
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	317	315	2	1	—	1
Canada	96	96	—	—	—	—
Central and South America	97	54	43	27	27	—

Total Americas	510	465	45	28	27	1

Europe and the Middle East	661	385	276	33	33	—
Asia and the Pacific	482	132	350	371	183	188

Total	1,653	982	671	432	243	189